Exhibit 10.2

TO:	Rocky Pimentel

FROM:	Steve Luczo

CC:	Joy Nyberg

DATE:	January 27, 2016

RE:	Interim Position

Rocky— This message sets forth some of the key terms associated with your new, interim position at Seagate, as effective January 4, 2016.

As you know, your new role title is Executive Vice President, Advisor to CEO.  Your duties will include, as the title indicates, advising Seagate’s CEO in connection with matters of overall business strategy and goals, and undertaking such special projects as the Office of the CEO may identify.  Your base salary will remain unchanged, and your Executive Officer Performance Bonus target will remain unchanged at 100% of your base salary.  You will remain eligible to receive an annual President MBO Bonus for FY2016, albeit with your Bonus target prorated to reflect that portion of FY2016 in which you served as President, Global Customers and Markets.  You will not be eligible for receipt of a President MBO Bonus for FY2017.  We currently anticipate that your new interim role will last until at least October 1, 2016, at which point your Seagate employment would terminate.  A precise termination date is difficult to determine, however, being contingent on diverse factors such as the nature and duration of those special projects which you undertake for the Office of the CEO.  Seagate therefore needs to reserve the ability to determine when business conditions and the status of any ongoing special projects indicate a logical end date for your interim role.  That having been said, the above-referenced date represents our current best estimate.  Your eligibility for severance benefits upon termination of your interim role will be determined in accordance with the terms of Seagate’s Executive Severance and Change in Control Plan in effect at the time of termination.

I appreciate your cooperation in undertaking this important role, and look forward to working with you in what promises to be a challenging and interesting assignment.  Please indicate your acknowledgment and agreement with the terms set forth in this memo by signing below.  Any questions regarding this message may be directed either to me or Joy Nyberg.

I acknowledge and agree to the terms set forth above.

/s/ ALBERT A. PIMENTEL	January 27, 2016

Albert A. Pimentel	Date